Exhibit 4.7

AMENDMENT 2

TO

HELIUS MEDICAL TECHNOLOGIES, INC.

2016 OMNIBUS INCENTIVE PLAN

RECITALS

A.    Helius Medical Technologies, Inc., a Wyoming corporation (the “Company”) sponsors the Helius Medical Technologies, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

B.    On May 9, 2017 (the “Effective Date”), the Board of Directors of the Company adopted the following amendment to the Plan (“Amendment”).

AMENDMENT

1.    Section 3 of the Plan is hereby amended by deleting subsection 3.6 of the Plan in its entirety and substituting the following in lieu thereof:

“3.6 Delegation of Authority. Notwithstanding anything to the contrary set forth in the Plan, the Committee may, from time to time as it deems advisable, to the extent permitted by applicable law and stock exchange rules:

(a) delegate its responsibilities to officers or employees of the Company and its Affiliates, including delegating authority to officers to grant Awards or execute agreements or other documents on behalf of the Committee;

(b) engage legal counsel, consultants, professional advisors and agents to assist in the administration of the Plan and rely upon any opinion or computation received from any such Person. Expenses incurred by the Committee or the Board in the engagement of such person shall be paid by the Company; and

(c) delegate to a committee consisting of one (1) or more members of the Board the authority to (i) designate Eligible Employees or Consultants who are not officers of the Company (within the meaning of Rule 16a-1(f) of the Exchange Act) to be recipients of Stock Options (and to the extent permitted by applicable law, Other Stock-Based Awards), and, to the extent permitted by applicable law, the terms of such Awards; and (ii) determine the number or shares of Common Stock to be subject to such Awards granted to such Eligible Employees and Consultants (subject to any limits set by the Board); provided that any such Awards will be granted on the form of award agreement most recently approved for use by the Committee, unless otherwise provided for in the resolutions approving the delegation authority.”

2.    Except as set forth in this amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.